Exhibit 99.1

Courier Corporation Elects New Director

NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--November 13, 2013--Courier Corporation (Nasdaq: CRRC), one of America’s leading innovators in book manufacturing, publishing and content management, today announced the election of John J. Kilcullen to its Board of Directors.

Mr. Kilcullen was elected to serve as a Class A Director until the 2014 Annual Meeting. He is expected to serve on the Board’s Nominating and Corporate Governance Committee and its Compensation and Management Development Committee.

Mr. Kilcullen has more than 20 years of executive and operational experience in publishing and digital media. He is currently President, Strategic Partnerships/Ancillary Products at Hearst for The Bible Series, charged with creating new digital, brand and content licensing businesses based on the hit cable TV series The Bible, seen by more than 100 million viewers.

Previously, he was President and Publisher of Billboard magazine and Senior Vice President and Group Publisher at Nielsen Business Media responsible for a variety of media brands including The Hollywood Reporter, the Bookseller and Kirkus Reviews in addition to Billboard. He is probably best known as the creator of the well-known ...For Dummies brand, which has achieved retail sales of more than $2 billion from products in 37 languages. He is also the former Executive Chairman of Fast Pencil, which was acquired by Courier in April 2013.

He currently sits on the Boards of Copyright Clearance Center and Vook.

He is a lecturer on entrepreneurship and innovation at the Naval Postgraduate School, and has appeared on CNBC and CNN as well as popular talk shows in Australia, Canada, Malaysia, Singapore and the United Kingdom.

In welcoming Mr. Kilcullen to Courier’s Board, James F. Conway III, Chairman, President and CEO of Courier stated, “We are very pleased to have John join us as a Director. His wide-ranging business and media experience will add valuable perspective to the work of our Board.”

About Courier Corporation

Courier Corporation is America’s third largest book manufacturer and a leader in content management and customization in new and traditional media. It also publishes books under three brands offering award-winning content and thousands of titles. Founded in 1824, Courier is headquartered in North Chelmsford, Massachusetts. For more information, visit www.courier.com.

CONTACT:
Courier Corporation
James F. Conway III, 978-251-6000
Chairman, President and Chief Executive Officer
or
Peter M. Folger, 978-251-6000
Senior Vice President and Chief Financial Officer
www.courier.com